                                                                    Exhibit 99.1

                    WESTINGHOUSE AIR BRAKE COMPANY ANNOUNCES
               A 14.3% INCREASE IN 3rd QUARTER EARNINGS PER SHARE,
           FOR THE 13TH CONSECUTIVE QUARTER WITH YEAR-OVER-YEAR GROWTH

     WILMERDING, Pa., October 14, 1999 - Westinghouse Air Brake Company (NYSE:
WAB) (WABCO) today reported a 14.3% increase in diluted earnings per share of $0.48 for the third quarter ended September 30, 1999, compared to $0.42 per diluted share in the third quarter of 1998.

THIRD QUARTER 1999 RESULTS

Revenues for the third quarter of 1999 increased $12.0 million, or 7.5%, to $172.5 million compared with $160.5 million in the prior-year quarter. The increase is primarily associated with the incremental revenues from the 1998 acquisitions and increased aftermarket sales, offsetting the return to more normal freight car OE replacement levels.

Gross profit for the third quarter of 1999 was $58.2 million, or 33.7% of sales compared with $51.3 million, or 32.0% of sales, in the same period in 1998, an increase of $6.9 million. The improvement in margins is due to favorable changes in product mix related almost entirely to increased aftermarket sales in all major product lines. The reduction in freight OE sales has been more than offset by higher aftermarket sales. Additionally, the entire increase in both transit and molded products sales related to aftermarket sales.

Operating expenses increased $3.0 million in the quarter-to-quarter comparison, with the increase relating to expenses associated with new businesses acquired in the fourth quarter of 1998. Income from operations increased $3.8 million to $29.0 million in the third quarter of 1999 compared with $25.2 million in the same period of 1998. Interest expense in the third quarter of 1999 was $8.7 million compared to $7.4 million in the prior year quarter. The increase reflects the incremental borrowing costs associated with the fourth quarter 1998 acquisitions of Rockwell Railroad Electronics and the Comet Industries service centers, net of $26 million debt payments through September 30, 1999. Income tax expense was $7.2 million for the third quarter of 1999, reflecting the benefit of a lower effective-tax rate. This lower tax rate is primarily attributable to increased benefits of the foreign sales corporation.

Net income was $12.5 million, compared to $10.8 million for the third quarter of 1998, and comparable diluted earnings per share increased 14.3% to $0.48, compared to $0.42, for the prior year.

YEAR TO DATE RESULTS

Revenues for the nine months ended September 30, 1999 were $557.7 million, compared to $490.7 million for the same period in 1998, a 13.6 % increase. The increase was primarily due to additional revenues from acquisitions, as well as increased demand for the Company's products. Gross profit was

$183.1 million for the first nine months of 1999, compared to $158.2 million in the first nine months of 1998. Gross profit increased $24.9 million, with improved margins resulting from a favorable sales mix of increased aftermarket sales in 1999 as compared to 1998. Operating expenses as a percentage of revenues increased to 17.0% for the nine months ended September 30, 1999, compared to 16.7% for the prior period, due to costs associated with the integration of our 1998 acquisitions. Interest expense was $26.6 million, compared with $22.3 million in 1998. Income before extraordinary item increased to $38.1 million, compared with $33.4 million for 1998, and diluted earnings per share before the extraordinary item increased 13.1 % to $1.47, compared to $1.30 for the prior year. During the first nine months of 1999, the Company issued additional senior notes and wrote-off certain costs associated with the early extinguishment of other debt. In the prior year, the Company refinanced its credit agreement and wrote-off costs related to the old agreement. The effect of these transactions was an extraordinary charge, net of tax, of $0.5 million, or $0.02 per diluted share for the period ended September 30, 1999, compared to an extraordinary charge, net of tax, of $2.7 million, or $0.11 per diluted share for the period ended September 30, 1998.

OUTLOOK

In terms of the rail industry, the overall long-term outlook for both the industry and WABCO products remains positive. The freight car market OEM appears to be leveling off from record highs in 1998 and 1999, and has adjusted to anticipated demand levels for 2000. Our operating plan currently reflects new freight car builds in the 55,000 range for 2000, representing a normal replacement year. Locomotive OEM builds will remain at favorable levels, in light of the recent order placed by the Union Pacific for 1,000 new locomotives over the next three to four years. The transit market is prepared for increased growth in 2000, as additional orders are placed and as delivery begins on previously awarded contracts. Our molded products segment continues to produce very positive results, as demand for value-added aftermarket components remains high.

WABCO Chairman and CEO William E. Kassling stated: "Our goal continues to be double-digit bottom-line growth in the coming year. Our revenue diversification strategy continues to benefit WABCO by providing growth opportunities for our company as changes in the various business cycles occur. As freight car production levels come down from record highs seen in 1998 and 1999, WABCO is uniquely positioned to benefit by the growth in the transit sector. Additionally, our continued emphasis on aftermarket products and services remains another solid building block of our success. Assuming market conditions remain favorable, we anticipate that 2000 will provide another year of continued growth for WABCO."

MERGER WITH MOTIVEPOWER INDUSTRIES

During the third quarter of 1999, WABCO and MotivePower Industries announced the signing of a revised merger agreement that will create the premier supplier of products and services for the railroad industry. The original transaction was postponed in August 1999. Under the revised agreement, shareholders of MotivePower Industries will receive .66 shares of Westinghouse Air Brake stock in exchange for each share of MotivePower Industries. The merger is expected to be completed by year-end, subject to shareholder approvals. Both companies have set a record date of October 20,

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

1999 for notice of and the right to vote at each company's special meeting of shareholders. The date of such meetings will be November 19, 1999. At that time, the shareholders will consider and vote upon the proposed merger.

FORWARD LOOKING STATEMENTS

This news release contains various forward-looking statements and includes assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the competitive environment for the Company's products, changes in market conditions and other factors included in the Company's filings with the Securities and Exchange Commission, incorporated by reference herein. The Company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

Westinghouse Air Brake Company is North America's largest manufacturer of value added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company's mission is to be the leading supplier of world class products and services to the railroad freight and transit industries, helping its customers to achieve higher levels of safety and productivity so they can compete more effectively.

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
                 Condensed Consolidated Statement of Operations
        For the Three and Nine Months Ended September 30, 1999 and 1998
                  (Dollars in Thousands Except Per Share Data)
                                  (Unaudited)


                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                       SEPTEMBER 30,              SEPTEMBER 30,
                                  1999          1998          1999         1998

Net Sales                     $172,471      $160,476      $557,656     $490,664
Cost of Sales                  114,297       109,142       374,605      332,487
 Gross Profit                   58,174        51,334       183,051      158,117
Selling & Marketing
 Expenses                        7,325         7,747        23,435       21,815
General & Administrative
 Expenses                       10,188         9,713        36,438       34,016
Engineering Expenses             8,796         6,999        27,332       20,453
Amortization Expense             2,887         1,694         7,724        5,873
 Total Operating
   Expenses                     29,196        26,153        94,929       82,157
Income From Operations          28,978        25,181        88,122       76,020

Other Income and Expenses:
 Interest expense                8,748         7,386        26,612       22,284
 Other (Income)
   expense, net                    520           302         1,000         (141)

Income before
 income taxes
 and extraordinary
 item                           19,710        17,493        60,510       53,877

Income Tax Expense               7,191         6,647        22,389       20,473
Income Before
  Extraordinary Item            12,519        10,846        38,121       33,404

Loss On Early
 Extinguishment of
 Debt, Net of Tax                   --            --           469        2,730

Net Income                     $12,519       $10,846       $37,652      $30,674

Diluted Earnings Per
 Common Share:
 Income before
 extraordinary  item           $  0.48       $  0.42       $  1.47      $  1.30
Extraordinary item,
 net of tax                         --            --         (0.02)       (0.11)
Net Income                     $  0.48       $  0.42       $  1.45      $  1.19

Weighted Average Number of
 Shares Outstanding             26,129        25,696        25,960       25,696

  Notes:
Depreciation And
 Amortization
Expense                        $ 6,964       $ 6,636       $19,622      $19,294
Capital Expenditures           $ 6,023       $10,662       $17,694      $22,333

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
                          Additional Sales Information
                             (Dollars In Thousands)
                                  (Unaudited)



                                  Three Months Ended           Nine Months Ended

                               9/30/99       9/30/98        9/30/99      9/30/98

Railroad Group                $ 95,866      $ 92,294       $327,068     $282,501
Transit Group                   57,711        51,679        174,058      154,314
Molded Products Group           18,894        16,503         56,530       53,849

Total                         $172,471      $160,476       $557,656     $490,664

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet
                             (Dollars in Thousands)
                                  (Unaudited)

                                                  9/30/99         12/31/98
Assets:
 Current assets                                  $267,029         $262,961
 Property, plant and equipment, net               132,948          124,981
 Other assets, net                                205,635          208,242
Total Assets                                     $605,612         $596,184

Liabilities & Shareholders' Equity:
 Current liabilities, excluding current
   portion of long-term debt                     $122,491         $136,971
 Total debt                                       441,394          467,817
 Other liabilities                                 28,851           25,249
 Shareholders' Equity                              12,876          (33,853)
  Total Liabilities and Shareholders'
   Equity                                        $605,612         $596,184

Notes: Current portion of long-term debt         $ 27,666         $ 30,579


SOURCE Westinghouse Air Brake Co.
-0-                 10/14/1999

\Contact: Alvaro Garcia-Tunon or Kristen L. Backo, both of Westinghouse Air Brake Company, 412 825-1000/
Web-site: http://www.wabco-rail.com/(WAB)



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